Exhibit 99.1

FS Bancorp, Inc. Reports Third Quarter Net Income of $9.0 Million or $1.13 Per Diluted Share and the Forty-Third Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – October 25, 2023 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank” or “1st Security Bank”) today reported 2023 third quarter net income of $9.0 million, or $1.13 per diluted share, compared to $8.5 million, or $1.08 per diluted share, for the comparable quarter one year ago. For the nine months ended September 30, 2023, net income was $26.3 million, or $3.33 per diluted share, compared to net income of $22.0 million, or $2.73 per diluted share, for the comparable nine-month period in 2022.

“We were honored to be recently named the ‘Number One Best Place to Work’ in the extra-large company category by the Puget Sound Business Journal,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our forty-third consecutive quarterly cash dividend of $0.25 per share, demonstrating our continued commitment to returning value to shareholders.  The cash dividend will be paid on November 22, 2023, to shareholders of record as of November 9, 2023,” concluded Adams.

2023 Third Quarter Highlights

●	Net income was $9.0 million for the third quarter of 2023, compared to $9.1 million in the previous quarter, and $8.5 million for the comparable quarter one year ago;

●	Net interest margin (“NIM”) compressed to 4.34%, compared to 4.66% for the previous quarter, and 4.54% for the comparable quarter one year ago;

●

Total deposits increased $89.1 million, or 3.8%, to $2.45 billion at September 30, 2023 compared to $2.37 billion at June 30, 2023 and increased $371.1 million, or 17.8%, from $2.08 billion at September 30, 2022, with noninterest-bearing deposit totals of $670.2 million at September 30, 2023, $675.2 million at June 30, 2023, and $581.6 million at September 30, 2022;

●

Loans receivable, net increased $33.1 million, or 1.4%, to $2.38 billion at September 30, 2023, compared to $2.34 billion at June 30, 2023, and increased $291.6 million, or 14.0%, from $2.08 billion at September 30, 2022;

●

Consumer loans, of which 87.9% are home improvement loans, increased $6.2 million, or 1.0%, to $640.1 million at September 30, 2023, compared to $633.9 million in the previous quarter, and increased $121.5 million, or 23.4%, from $518.6 million in the comparable quarter one year ago. During the three months ended September 30, 2023, consumer loan originations included 82.4% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 95.5% of home improvement loans with a UCC-2 security filing;

●

Segment reporting in the third quarter of 2023 reflected net income of $8.8 million for the Commercial and Consumer Banking segment and $166,000 for the Home Lending segment, compared to net income of $9.1 million and $55,000 in the prior quarter, and net income of $9.3 million and net loss of $794,000 in the third quarter of 2022, respectively;

●

The ratio of available unencumbered cash and secured borrowing capacity at the Federal Home Loan Bank (“FHLB”) and the Federal Reserve Bank to uninsured deposits was 216% at September 30, 2023, compared to 209% in the prior quarter. The average deposit size per FDIC-insured account at the Bank was $33,000 for both September 30, 2023 and June 30, 2023; and

●

Regulatory capital ratios at the Bank were 13.1% for total risk-based capital and 10.3% for Tier 1 leverage capital at September 30, 2023, compared to 12.9% for total risk-based capital and 10.3% for Tier 1 leverage capital at June 30, 2023.

FS Bancorp Q3 Earnings
October 25, 2023

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below provide a summary of segment reporting at or for the three and nine months ended September 30, 2023 and 2022 (dollars in thousands):

	At or For the Three Months Ended September 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$27,563	$3,071	$30,634
Provision for credit losses	(437)	(111)	(548)
Noninterest income (2)	2,680	2,302	4,982
Noninterest expense (3)	(18,539)	(5,047)	(23,586)
Income before provision for income taxes	11,267	215	11,482
Provision for income taxes	(2,480)	(49)	(2,529)
Net income	$8,787	$166	$8,953
Total average assets for period ended	$2,361,014	$540,372	$2,901,386
Full-time employees ("FTEs")	434	128	562

	At or For the Three Months Ended September 30, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$24,620	$2,907	$27,527
(Provision) recovery for credit losses	(1,811)	93	(1,718)
Noninterest income (2)	3,314	867	4,181
Noninterest expense (3)	(14,471)	(4,867)	(19,338)
Income (loss) before (provision) benefit for income taxes	11,652	(1,000)	10,652
(Provision) benefit for income taxes	(2,400)	206	(2,194)
Net income (loss)	$9,252	$(794)	$8,458
Total average assets for period ended	$2,072,614	$427,368	$2,499,982
FTEs	389	140	529

	At or For the Nine Months Ended September 30, 2023
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$83,332	$9,516	$92,848
Provision for credit losses	(2,555)	(817)	(3,372)
Noninterest income (2)	7,766	7,268	15,034
Noninterest expense (3)	(56,099)	(15,215)	(71,314)
Income before provision for income taxes	32,444	752	33,196
Provision for income taxes	(6,758)	(157)	(6,915)
Net income	$25,686	$595	$26,281
Total average assets for period ended	$2,288,996	$520,513	$2,809,509
FTEs	434	128	562

FS Bancorp Q3 Earnings
October 25, 2023

	At or For the Nine Months Ended September 30, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$66,983	$7,995	$74,978
Provision for credit losses	(3,727)	(905)	(4,632)
Noninterest income (2)	7,944	6,468	14,412
Noninterest expense (3)	(42,878)	(14,456)	(57,334)
Income (loss) before (provision) benefit for income taxes	28,322	(898)	27,424
(Provision) benefit for income taxes	(5,583)	186	(5,397)
Net income (loss)	$22,739	$(712)	$22,027
Total average assets for period ended	$1,972,376	$403,990	$2,376,366
FTEs	389	140	529

(1)

Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.

(2)

Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value, and subsequently transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three and nine months ended September 30, 2023, the Company recorded a net decrease in fair value of $343,000 and $285,000, as compared to a net decrease in fair value of $816,000 and $1.8 million for the three and nine months ended September 30, 2022, respectively. As of September 30, 2023 and 2022, there were $15.2 million and $14.2 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from loans held for sale to loans held for investment.

(3)

Noninterest expense includes allocated overhead expense from general corporate activities. Allocation is determined based on a combination of segment assets and FTEs.  For the three and nine months ended September 30, 2023 and 2022, the Home Lending segment included allocated overhead expenses of $1.5 million and $4.7 million, respectively.

Asset Summary

Total assets increased $14.5 million, or 0.5%, to $2.92 billion at September 30, 2023, compared to $2.91 billion at June 30, 2023, and increased $267.9 million, or 10.1%, from $2.65 billion at September 30, 2022.  The increase in total assets at September 30, 2023, compared to the June 30, 2023, was primarily due to increases in loans receivable, net of $33.1 million and securities available-for-sale of $26.0 million, partially offset by a decrease in total cash and cash equivalents of $51.4 million.  The increase in total assets at September 30, 2023, compared to September 30, 2022, was primarily due to increases in loans receivable, net of $291.6 million, primarily due to organic loan growth funded through deposits received from the purchase of seven retail branches from Columbia State Bank completed on February 24, 2023 (“Branch Acquisition”) and assets purchased in the Branch Acquisition. The increase in total assets at September 30, 2023, compared to September 30, 2022, also included securities available-for-sale of $24.0 million, core deposit intangible (“CDI”), net of $14.8 million and interest-earning deposits at other financial institutions of $12.7 million.  These increases were partially offset by decreases in total cash and cash equivalents of $79.1 million, FHLB stock of $9.9 million and loans held for sale (“HFS”) of $4.8 million.

FS Bancorp Q3 Earnings
October 25, 2023

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2023		June 30, 2023		September 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$364,673	15.2%	$343,008	14.4%	$310,923	14.7%
Construction and development	289,873	12.0	312,093	13.2	335,177	15.9
Home equity	67,103	2.8	62,304	2.6	53,681	2.6
One-to-four-family (excludes HFS)	540,670	22.5	521,734	22.0	429,196	20.3
Multi-family	243,661	10.1	231,675	9.8	223,712	10.6
Total real estate loans	1,505,980	62.6	1,470,814	62.0	1,352,689	64.1

CONSUMER LOANS
Indirect home improvement	562,650	23.4	557,818	23.5	447,462	21.2
Marine	73,887	3.1	72,484	3.0	68,106	3.2
Other consumer	3,547	0.1	3,606	0.2	2,987	0.2
Total consumer loans	640,084	26.6	633,908	26.7	518,555	24.6

COMMERCIAL BUSINESS LOANS
Commercial and industrial	236,520	9.8	237,403	10.0	211,009	10.0
Warehouse lending	23,489	1.0	30,649	1.3	28,102	1.3
Total commercial business loans	260,009	10.8	268,052	11.3	239,111	11.3
Total loans receivable, gross	2,406,073	100.0%	2,372,774	100.0%	2,110,355	100.0%

Allowance for credit losses on loans	(30,501)		(30,350)		(26,426)
Total loans receivable, net	$2,375,572		$2,342,424		$2,083,929

Loans receivable, net increased $33.1 million to $2.38 billion at September 30, 2023, from $2.34 billion at June 30, 2023, and increased $291.6 million from $2.08 billion at September 30, 2022. The increase in total real estate loans at September 30, 2023, compared to the prior quarter reflects increases in commercial real estate loans of $21.7 million, one-to-four-family loans (excluding loans HFS) of $18.9 million, multi-family loans of $12.0 million, home equity loans of $4.8 million, and consumer loans, primarily indirect home improvement loans of $6.2 million. These increases were partially offset by an $8.0 million decrease in commercial business loans, primarily as a result of a $7.2 million decrease in warehouse lending.

Originations of one-to-four-family loans to purchase and refinance a home for the periods indicated were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended
	September 30, 2023		June 30, 2023
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$139,345	92.1%	$145,377	91.2%	$(6,032)	(4.1)%
Refinance	12,001	7.9	14,099	8.8	(2,098)	(14.8)
Total	$151,346	100.0%	$159,476	100.0%	$(8,130)	(5.0)%

FS Bancorp Q3 Earnings
October 25, 2023

(Dollars in thousands)	For the Three Months Ended September 30,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$139,345	92.1%	$172,639	89.1%	$(33,294)	(19.3)%
Refinance	12,001	7.9	21,096	10.9	(9,095)	(43.1)
Total	$151,346	100.0%	$193,735	100.0%	$(42,389)	(21.9)%

(Dollars in thousands)	For the Nine Months Ended September 30,
	2023		2022
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$387,211	91.8%	$549,259	78.7%	$(162,048)	(29.5)%
Refinance	34,635	8.2	148,335	21.3	(113,700)	(76.7)
Total	$421,846	100.0%	$697,594	100.0%	$(275,748)	(39.5)%

The decrease in loan purchase and refinance activity, as well as slower sales activity, compared to the comparable period in 2022 reflects the impact of rising market interest rates and low available housing inventory in our market areas.

During the quarter ended September 30, 2023, the Company sold $117.6 million of one-to-four-family loans compared to $127.0 million during the previous quarter and $142.3 million during the same quarter one year ago. Gross margins on home loan sales increased to 3.08% for the quarter ended September 30, 2023, compared to 3.07% in the previous quarter and increased from 2.85% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated were as follows:

(Dollars in thousands)
	September 30, 2023		June 30, 2023
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$643,670	26.2%	$658,440	27.9%	$(14,770)	(2.2)%
Interest-bearing checking (1)	219,468	8.9	183,012	7.7	36,456	19.9
Escrow accounts related to mortgages serviced (2)	26,489	1.1	16,772	0.7	9,717	57.9
Subtotal	889,627	36.2	858,224	36.3	31,403	3.7
Savings	157,901	6.4	169,013	7.2	(11,112)	(6.6)
Money market (3)	389,962	15.9	419,308	17.7	(29,346)	(7.0)
Subtotal	547,863	22.3	588,321	24.9	(40,458)	(6.9)
Certificates of deposit less than $100,000 (4)	527,032	21.5	473,026	20.0	54,006	11.4
Certificates of deposit of $100,000 through $250,000	406,545	16.6	358,238	15.1	48,307	13.5
Certificates of deposit of $250,000 and over	83,377	3.4	87,499	3.7	(4,122)	(4.7)
Subtotal	1,016,954	41.5	918,763	38.8	98,191	10.7
Total	$2,454,444	100.0%	$2,365,308	100.0%	$89,136	3.8%

FS Bancorp Q3 Earnings
October 25, 2023

(Dollars in thousands)
	September 30, 2023		September 30, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$643,670	26.2%	$555,753	26.7%	$87,917	15.8%
Interest-bearing checking (1)	219,468	8.9	147,968	7.1	71,500	48.3
Escrow accounts related to mortgages serviced (2)	26,489	1.1	25,859	1.2	630	2.4
Subtotal	889,627	36.2	729,580	35.0	160,047	21.9
Savings	157,901	6.4	143,612	6.9	14,289	9.9
Money market (3)	389,962	15.9	659,861	31.7	(269,899)	(40.9)
Subtotal	547,863	22.3	803,473	38.6	(255,610)	(31.8)
Certificates of deposit less than $100,000 (4)	527,032	21.5	345,227	16.6	181,805	52.7
Certificates of deposit of $100,000 through $250,000	406,545	16.6	133,429	6.4	273,116	204.7
Certificates of deposit of $250,000 and over	83,377	3.4	71,629	3.4	11,748	16.4
Subtotal	1,016,954	41.5	550,285	26.4	466,669	84.8
Total	$2,454,444	100.0%	$2,083,338	100.0%	$371,106	17.8%

(1)	Includes $50.1 million and $1.2 million of brokered deposits at September 30, 2023, and 2022, respectively, and no brokered deposits as of June 30, 2023.
(2)	Noninterest-bearing accounts.
(3)	Includes $51,000, $51,000 and $66.8 million of brokered deposits at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
(4)	Includes $323.3 million, $295.7 million and $256.6 million of brokered deposits at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

At September 30, 2023, CDs, which include retail and nonretail CDs, totaled $1.02 billion, compared to $918.8 million at June 30, 2023 and $550.3 million at September 30, 2022, with nonretail CDs representing 33.2%, 33.7% and 51.7% of total CDs at such dates, respectively. At September 30, 2023, nonretail CDs, which include brokered CDs, online CDs and public funds CDs, increased $27.2 million to $337.2 million, compared to $310.0 million at June 30, 2023, primarily due to an increase of $27.6 million in brokered CDs. Nonretail CDs totaled $337.2 million at September 30, 2023, compared to $284.4 million at September 30, 2022.

At September 30, 2023, the Bank had uninsured deposits of approximately $591.6 million, compared to approximately $587.6 million at June 30, 2023, and $600.4 million at September 30, 2022.  The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

At September 30, 2023, borrowings totaled $121.9 million and were comprised of advances from the Federal Reserve Bank's Term Funding Program of $90.0 million, overnight borrowings of $28.0 million, and FHLB fixed-rate advances of $3.9 million.  Borrowings decreased $78.0 million to $121.9 million at September 30, 2023, from $199.9 million at June 30, 2023, and decreased $138.9 million at from $260.8 million at September 30, 2022.  The decrease was partially attributable to a shift in funding mix to brokered CDs.

Total stockholders’ equity increased $732,000 to $250.7 million at September 30, 2023, from $249.9 million at June 30, 2023, and increased $30.1 million, from $220.5 million at September 30, 2022. The increase in stockholders’ equity at September 30, 2023, compared to June 30, 2023, reflects net income of $9.0 million, partially offset by dividends paid of $1.9 million. In addition, stockholders’ equity was negatively impacted by unrealized net losses in securities available for sale of $9.2 million, net of tax, partially offset by unrealized net gains on fair value and cash flow hedges of $2.3 million, net of tax, reflecting changes in market interest rates during the quarter, resulting in a $7.0 million increase in accumulated other comprehensive loss. Book value per common share was $32.58 at September 30, 2023, compared to $32.71 at June 30, 2023, and $29.07 at September 30, 2022.

FS Bancorp Q3 Earnings
October 25, 2023

The Bank is considered well capitalized under the capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.1%, a Tier 1 leverage capital ratio of 10.3%, and a common equity Tier 1 (“CET1”) capital ratio of 11.8% at September 30, 2023.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.4%, a Tier 1 leverage capital ratio of 8.9%, and a CET1 ratio of 10.2% at September 30, 2023.

Credit Quality

The allowance for credit losses on loans (“ACLL”) totaled to $30.5 million, or 1.27% of gross loans receivable (excluding loans HFS) at September 30, 2023, compared to $30.4 million, or 1.28% of gross loans receivable (excluding loans HFS), at June 30, 2023, and $26.4 million, or 1.25% of gross loans receivable (excluding loans HFS), at September 30, 2022. The $151,000 increase in the ACLL at September 30, 2023, compared to the prior quarter was primarily due to an increase in loans. The $4.1 million increase in the ACLL at September 30, 2023, compared to the prior year was primarily due to organic loan growth and the addition of loans acquired in the Branch Acquisition. The allowance for credit losses on unfunded loan commitments decreased $149,000 to $1.8 million at September 30, 2023, compared to $1.9 million at June 30, 2023, and decreased $1.3 million from $3.1 million at September 30, 2022. The decreases were attributable to a decline in unfunded construction loan commitments at September 30, 2023.

Nonperforming loans decreased $3.7 million to $5.6 million at September 30, 2023, compared to $9.3 million at June 30, 2023, and decreased $2.6 million from $8.2 million at September 30, 2022. The decrease in nonperforming loans at September 30, 2023, from the prior quarter was primarily due to decreases in nonperforming commercial business loans of $3.5 million and indirect home improvement loans of $165,000. The decrease in nonperforming loans compared to the prior year was primarily due to decreases in commercial business loans of $4.3 million and one-to-four-family loans of $535,000, partially offset by increases in commercial real estate loans of $1.1 million, indirect home improvement loans of $1.0 million, and marine loans of $225,000. The decrease in the nonperforming commercial business loans between the periods was primarily attributable to a $3.5 million loan being upgraded to performing from nonperforming status.

Loans classified as substandard increased $2.8 million to $19.2 million at September 30, 2023, compared to $16.4 million at June 30, 2023, and increased $2.5 million from $16.6 million at September 30, 2022. The increase in substandard loans at September 30, 2023 compared to the prior quarter was primarily attributable to increases of $1.7 million in commercial real estate loans and $956,000 in one-to-four-family loans and compared to the prior year was primarily due to increases of $2.2 million in one-to-four-family loans, $1.0 million in indirect home improvement loans, and $225,000 in marine loans, partially offset by a decrease of $928,000 in commercial business loans. There was one other real estate owned property (“OREO”) in the amount of $570,000 (a closed branch in Centralia, Washington) at both September 30, 2023 and June 30, 2023, compared to one OREO in the amount of $145,000 at September 30, 2022.

FS Bancorp Q3 Earnings
October 25, 2023

Operating Results

Net interest income increased $3.1 million to $30.6 million for the three months ended September 30, 2023, from $27.5 million for the three months ended September 30, 2022, primarily as a result of an increase in interest income on loans. Total interest income for the three months ended September 30, 2023, increased $12.0 million compared to the same period last year, primarily due to an increase of $10.3 million in interest income on loans receivable, including fees, impacted primarily as a result of new loans being originated at higher rates and variable rate loans repricing higher following recent increases in market interest rates. Total interest expense for the three months ended September 30, 2023, increased $8.9 million compared to the same period last year, primarily as a result of higher market interest rates, higher utilization of borrowings and a shift in deposit mix from transactional accounts to higher cost CDs.

For the nine months ended September 30, 2023, net interest income increased $17.9 million to $92.8 million, from $75.0 million for the nine months ended September 30, 2022, for the same reasons described above for the three-month comparison, with an increase in interest income of $39.9 million and an increase in interest expense of $22.0 million.

NIM (annualized) decreased 20 basis points to 4.34% for the three months ended September 30, 2023, from 4.54% for the same period in the prior year and increased 17 basis points to 4.56% for the nine months ended September 30, 2023, from 4.39% for the nine months ended September 30, 2022. The changes in NIM for the three and nine months ended September 30, 2023 compared to the same period in 2022, reflects new loan originations at higher market interest rates and variable rate interest-earning assets repricing higher following recent increases in market interest rates, offset by the rising cost of deposits and borrowings. The benefit from higher rates and interest earning assets were partially offset by rising deposit and borrowing costs. Increases in average balances of higher costing CDs and borrowings placed additional pressure on the NIM, which resulted in a decrease for the three months ended September 30, 2023, compared to the same period in 2022.

The average total cost of funds, including noninterest-bearing checking, increased 124 basis points to 1.92% for the three months ended September 30, 2023, from 0.68% for the three months ended September 30, 2022. This increase was predominantly due to the rise in cost for market rates for deposits. The average cost of funds increased 108 basis points to 1.58% for the nine months ended September 30, 2023, from 0.50% for the nine months ended September 30, 2022, also reflecting increases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and nine months ended September 30, 2023, the provision for credit losses on loans was $683,000 and $4.1 million, respectively, compared to $2.0 million and $4.5 million for the three and nine months ended September 30, 2022. The provision for credit losses on loans reflects an increase in total loans receivable and net charge-offs in indirect home improvement and marine loans.

During the three months ended September 30, 2023, net charge-offs totaled $531,000, compared to $563,000 for the same period last year, primarily due to decreased net charge-offs of $388,000 in deposit overdrafts and $35,000 in marine loans, partially offset by net increases of $387,000 in indirect home improvement loans and $3,000 in other loans. Net charge-offs totaled $1.6 million during the nine months ended September 30, 2023, compared to $843,000 during the nine months ended September 30, 2022. This increase was primarily due to net charge-off increases of $972,000 in indirect home improvement loans, $164,000 in marine loans, $10,000 in home equity loans, and $2,000 in other loans, partially offset by a net decrease of $400,000 in deposit overdrafts charge-offs. Management attributes the increase in net charge-offs over the year primarily to volatile economic conditions.

Noninterest income increased $801,000 to $5.0 million for the three months ended September 30, 2023, from $4.2 million for the three months ended September 30, 2022. The increase reflects a $1.4 million increase in service charges and fee income, primarily as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio serviced loans, and an increase of $473,000 in gain on sale of loans, partially offset by a $1.1 million decrease in other noninterest income. Noninterest income increased $622,000, to $15.0 million, for the nine months ended September 30, 2023, from $14.4 million for the nine months ended September 30, 2022. This increase was primarily the result of a $4.1 million increase in service charges and fee income, partially offset by decreases of $2.0 million in gain on sale of loans and $1.4 million in other noninterest income.

FS Bancorp Q3 Earnings
October 25, 2023

Noninterest expense increased $4.2 million to $23.6 million for the three months ended September 30, 2023, from $19.3 million for the three months ended September 30, 2022. The increase in noninterest expense was primarily a result of a $2.1 million increase in salaries and benefits largely due to the Branch Acquisition and growth in FTEs. Other increases included $829,000 in amortization of CDI, $597,000 in operations expense, $293,000 in data processing, $244,000 in occupancy expense, and $232,000 in marketing and advertising, offset by a decrease of $182,000 in loan costs. Noninterest expense increased $14.0 million to $71.3 million for the nine months ended September 30, 2023, from $57.3 million for the nine months ended September 30, 2022 primarily for the same reasons stated above. Increases during the nine-month period ended September 30, 2023 as compared to the same period last year included $5.8 million in salaries and benefits, $2.1 million in operations, $2.0 million in amortization of CDI, $1.6 million in acquisition costs, $928,000 in FDIC insurance, $845,000 in occupancy, $729,000 in data processing, and $420,000 in marketing and advertising, offset by a decrease of $386,000 in professional and board fees.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Washington and Oregon through its 27 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward‑looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown;  increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to successfully realize the anticipated benefits of the Branch Acquisition, including customer acquisition and retention; the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with and furnished to the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward‑looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q3 Earnings
October 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2023	2023	2022	% Change	% Change
ASSETS
Cash and due from banks	$18,137	$17,573	$11,541	3	57
Interest-bearing deposits at other financial institutions	62,536	114,526	148,256	(45)	(58)
Total cash and cash equivalents	80,673	132,099	159,797	(39)	(50)
Certificates of deposit at other financial institutions	17,636	14,747	4,960	20	256
Securities available-for-sale, at fair value	251,917	225,869	227,942	12	11
Securities held-to-maturity, net	8,455	8,469	8,469	—	—
Loans held for sale, at fair value	18,636	16,714	23,447	11	(21)
Loans receivable, net	2,375,572	2,342,424	2,083,929	1	14
Accrued interest receivable	13,925	12,244	10,407	14	34
Premises and equipment, net	30,926	31,293	25,438	(1)	22
Operating lease right-of-use	7,042	7,458	6,607	(6)	7
Federal Home Loan Bank stock, at cost	3,696	6,555	13,591	(44)	(73)
Other real estate owned	570	570	145	—	293
Deferred tax asset, net	7,424	5,784	6,571	28	13
Bank owned life insurance (“BOLI”), net	37,480	37,247	36,578	1	2
Servicing rights, held at the lower of cost or fair value	17,657	17,627	18,470	—	(4)
Goodwill	3,592	3,592	2,312	—	55
Core deposit intangible, net	18,323	19,325	3,542	(5)	417
Other assets	26,548	23,604	19,933	12	33
TOTAL ASSETS	$2,920,072	$2,905,621	$2,652,138	—	10
LIABILITIES
Deposits:
Noninterest-bearing accounts	$670,158	$675,211	$581,612	(1)	15
Interest-bearing accounts	1,784,286	1,690,097	1,501,726	6	19
Total deposits	2,454,444	2,365,308	2,083,338	4	18
Borrowings	121,895	199,896	260,828	(39)	(53)
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(489)	(506)	(556)	(3)	(12)
Total subordinated notes less unamortized debt issuance costs	49,511	49,494	49,444	—	—
Operating lease liability	7,269	7,690	6,836	(5)	6
Other liabilities	36,288	33,300	31,145	9	17
Total liabilities	2,669,407	2,655,688	2,431,591	1	10
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,796,095 shares issued and outstanding at September 30, 2023, 7,753,607 at June 30, 2023, and 7,704,373 at September 30, 2022	78	77	77	1	1
Additional paid-in capital	57,464	56,781	53,769	1	7
Retained earnings	222,532	215,519	195,986	3	14
Accumulated other comprehensive loss, net of tax	(29,409)	(22,444)	(29,285)	31	—
Total stockholders’ equity	250,665	249,933	220,547	—	14
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,920,072	$2,905,621	$2,652,138	—	10

FS Bancorp Q3 Earnings
October 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	September 30,	June 30,	September 30,	Over Qtr	Over Year
	2023	2023	2022	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$39,874	$38,216	$29,563	4	35
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	3,396	2,651	1,741	28	95
Total interest and dividend income	43,270	40,867	31,304	6	38
INTEREST EXPENSE
Deposits	10,462	7,610	2,596	37	303
Borrowings	1,689	1,219	696	39	143
Subordinated notes	485	486	485	—	—
Total interest expense	12,636	9,315	3,777	36	235
NET INTEREST INCOME	30,634	31,552	27,527	(3)	11
PROVISION FOR CREDIT LOSSES	548	716	1,718	(23)	(68)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	30,086	30,836	25,809	(2)	17
NONINTEREST INCOME
Service charges and fee income	2,882	2,862	1,511	1	91
Gain on sale of loans	1,875	1,947	1,402	(4)	34
Earnings on cash surrender value of BOLI	233	227	221	3	5
Other noninterest income	(8)	(203)	1,047	(96)	(101)
Total noninterest income	4,982	4,833	4,181	3	19
NONINTEREST EXPENSE
Salaries and benefits	13,503	13,513	11,402	—	18
Operations	3,409	3,643	2,812	(6)	21
Occupancy	1,588	1,562	1,344	2	18
Data processing	1,841	1,683	1,548	9	19
Loan costs	564	1,043	746	(46)	(24)
Professional and board fees	666	657	631	1	6
Federal Deposit Insurance Corporation (“FDIC”) insurance	561	591	462	(5)	21
Marketing and advertising	452	430	220	5	105
Acquisition costs	—	61	—	NM	—
Amortization of core deposit intangible	1,002	1,023	173	(2)	479
Recovery of servicing rights	—	(2)	—	NM	—
Total noninterest expense	23,586	24,204	19,338	(3)	22
INCOME BEFORE PROVISION FOR INCOME TAXES	11,482	11,465	10,652	—	8
PROVISION FOR INCOME TAXES	2,529	2,349	2,194	8	15
NET INCOME	$8,953	$9,116	$8,458	(2)	6
Basic earnings per share	$1.15	$1.17	$1.09	(2)	6
Diluted earnings per share	$1.13	$1.16	$1.08	(3)	5

FS Bancorp Q3 Earnings
October 25, 2023

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Nine Months Ended		Year
	September 30,	September 30,	Over Year
	2023	2022	% Change
INTEREST INCOME
Loans receivable, including fees	$114,082	$77,885	46
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	8,667	4,990	74
Total interest and dividend income	122,749	82,875	48
INTEREST EXPENSE
Deposits	24,696	5,438	354
Borrowings	3,749	1,003	274
Subordinated note	1,456	1,456	—
Total interest expense	29,901	7,897	279
NET INTEREST INCOME	92,848	74,978	24
PROVISION FOR CREDIT LOSSES	3,372	4,632	(27)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	89,476	70,346	27
NONINTEREST INCOME
Service charges and fee income	8,352	4,286	95
Gain on sale of loans	5,298	7,325	(28)
Earnings on cash surrender value of BOLI	681	654	4
Other noninterest income	703	2,147	(67)
Total noninterest income	15,034	14,412	4
NONINTEREST EXPENSE
Salaries and benefits	40,880	35,110	16
Operations	9,744	7,656	27
Occupancy	4,670	3,825	22
Data processing	5,092	4,363	17
Loan costs	2,077	2,020	3
Professional and board fees	2,001	2,387	(16)
FDIC insurance	1,732	804	115
Marketing and advertising	1,072	652	64
Acquisition costs	1,562	—	—
Amortization of core deposit intangible	2,484	518	380
Recovery of servicing rights	—	(1)	NM
Total noninterest expense	71,314	57,334	24
INCOME BEFORE PROVISION FOR INCOME TAXES	33,196	27,424	21
PROVISION FOR INCOME TAXES	6,915	5,397	28
NET INCOME	$26,281	$22,027	19
Basic earnings per share	$3.38	$2.77	22
Diluted earnings per share	$3.33	$2.73	22

FS Bancorp Q3 Earnings
October 25, 2023

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.22%	1.29%	1.36%
Return on equity (ratio of net income to average equity) (1)	13.81	14.82	14.72
Yield on average interest-earning assets (1)	6.13	6.04	5.16
Average total cost of funds (1)	1.92	1.48	0.68
Interest rate spread information – average during period	4.21	4.56	4.48
Net interest margin (1)	4.34	4.66	4.54
Operating expense to average total assets (1)	3.23	3.42	3.10
Average interest-earning assets to average interest-bearing liabilities (1)	145.14	147.90	147.92
Efficiency ratio (2)	66.22	66.52	60.99

	For the Nine Months Ended
	September 30,	September 30,
	2023	2022
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.25%	1.25%
Return on equity (ratio of net income to average equity) (1)	14.13	12.51
Yield on average interest-earning assets (1)	6.03	4.86
Average total cost of funds (1)	1.58	0.50
Interest rate spread information – average during period	4.45	4.36
Net interest margin (1)	4.56	4.39
Operating expense to average total assets (1)	3.39	3.25
Average interest-earning assets to average interest-bearing liabilities	146.23	151.52
Efficiency ratio (2)	66.10	64.14

	September 30,	June 30,	September 30,
	2023	2023	2022
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (3)	0.21%	0.34%	0.32%
Nonperforming loans to total gross loans (excluding loans held for sale) (4)	0.23	0.39	0.39
Allowance for credit losses – loans to nonperforming loans (4)	493.46	327.75	315.35
Allowance for credit losses – loans to total gross loans (excluding loans held for sale)	1.27	1.28	1.25

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2023		2023		2022
PER COMMON SHARE DATA:
Basic earnings per share	$1.15		$1.17		$1.09
Diluted earnings per share	$1.13		$1.16		$1.08
Weighted average basic shares outstanding	7,667,981		7,637,210		7,605,360
Weighted average diluted shares outstanding	7,780,430		7,746,336		7,707,762
Common shares outstanding at end of period	7,693,951	(5)	7,641,342	(6)	7,585,843	(7)
Book value per share using common shares outstanding	$32.58		$32.71		$29.07
Tangible book value per share using common shares outstanding (8)	$29.73		$29.71		$28.30

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

FS Bancorp Q3 Earnings
October 25, 2023

(5)	Common shares were calculated using shares outstanding of 7,796,095 at September 30, 2023, less 102,144 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 7,753,607 at June 30, 2023, less 112,265 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 7,704,373 at September 30, 2022, less 118,530 unvested restricted stock shares.
(8)	Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		QTR Over QTR	Year Over Year
Average Balances	2023	2022	2023	2022	$ Change	$ Change
Assets
Loans receivable, net (1)	$2,423,691	$2,083,561	$2,362,885	$1,953,305	$340,130	$409,580
Securities available-for-sale, at amortized cost	294,148	277,006	276,835	279,395	17,142	(2,560)
Securities held-to-maturity	8,500	8,500	8,500	7,943	-	557
Interest-bearing deposits and certificates of deposit at other financial institutions	68,369	29,080	67,163	34,705	39,289	32,458
FHLB stock, at cost	4,626	7,924	5,190	5,716	(3,298)	(526)
Total interest-earning assets	2,799,334	2,406,071	2,720,573	2,281,064	393,263	439,509
Noninterest-earning assets	102,052	93,911	88,936	95,302	8,141	(6,366)
Total assets	$2,901,386	$2,499,982	$2,809,509	$2,376,366	$401,404	$433,143
Liabilities
Interest-bearing accounts	$1,741,257	$1,458,047	$1,703,688	$1,391,181	$283,210	$312,507
Borrowings	138,013	119,150	107,254	64,855	18,863	42,399
Subordinated notes	49,500	49,434	49,484	49,417	66	67
Total interest-bearing liabilities	1,928,770	1,626,631	1,860,426	1,505,453	302,139	354,973
Noninterest-bearing accounts	676,000	588,492	664,319	588,172	87,508	76,147
Other noninterest-bearing liabilities	39,365	32,654	36,095	31,342	6,711	4,753
Total liabilities	$2,644,135	$2,247,777	$2,560,840	$2,124,967	$396,358	$435,873

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release presents non-GAAP financial measures that include tangible book value per share and tangible common equity ratio. Management believes that providing the Company’s tangible book value per share and tangible common equity ratio is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and facilitates comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Where applicable, the Company has also presented comparable GAAP information.

FS Bancorp Q3 Earnings
October 25, 2023

These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and common equity ratio and the non-GAAP tangible book value per share and tangible common equity ratio is presented below.

(Dollars in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
Tangible Book Value Per Share:	2023	2023	2022
Stockholders' equity (GAAP)	$250,665	$249,933	$220,547
Less: goodwill and core deposit intangible, net	(21,915)	(22,917)	(5,854)
Tangible common stockholders' equity (non-GAAP)	$228,750	$227,016	$214,693

Common shares outstanding at end of period	7,693,951	7,641,342	7,585,843

Book value per share (GAAP)	$32.58	$32.71	$29.07
Tangible book value per share (non-GAAP)	$29.73	$29.71	$28.30

Tangible Common Equity Ratio:
Total assets (GAAP)	$2,920,072	$2,905,621	$2,652,138
Less: goodwill and core deposit intangible assets	(21,915)	(22,917)	(5,854)
Tangible assets (non-GAAP)	$2,898,157	$2,882,704	$2,646,284

Common equity ratio (GAAP)	8.58%	8.60%	8.32%
Tangible common equity ratio (non-GAAP)	7.89	7.88	8.11

Contacts:

Joseph C. Adams,

Chief Executive Officer

Matthew D. Mullet,

Chief Financial Officer

(425) 771-5299

www.FSBWA.com